NEOS ETF Trust 485BPOS

Exhibit 99. g(2)

AMENDMENT TO THE NEOS ETF TRUST

AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT to the Amended and Restated Custody Agreement, as amended, is made and entered into as of the last date on the signature block (the "Effective Date"), by and between NEOS ETF TRUST, a Delaware statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the "Custodian").

RECITALS

WHEREAS, the parties entered into an Amended and Restated Custody Agreement, dated as of August 26, 2022 as amended (the "Agreement"); and

WHEREAS, the parties desire to amend the series of the Trust to add the funds NEOS Bitcoin High Income ETF and NEOS Russell 2000 High Income ETF to Exhibit 2 of the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to reflect the following name changes:

●	NEOS Enhanced Income 1-3 Month T-Bill ETF (f/k/a NEOS Enhanced Income Cash Alternative ETF), and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit 2 is hereby superseded and replaced in its entirety with Exhibit 2 attached hereto.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

NEOS ETF TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Robert Shea	By:	/s/ Gregory Farley
Name:	Robert Shea	Name:	Gregory Farley
Title:	Secretary	Title:	Sr. Vice President
Date:	5/21/2024	Date:	May 22, 2024